EXHIBIT 10.17

                                    November 4, 1998

Steve Cody
LinkOpp Marketing, Inc.
2615 Pacific Coast Hwy., Suite 300
Hermosa Beach, CA 90254

            Re: Application of Pathways Smart Card Technology to LinkOpp Marketing Programs.

Dear Mr. Cady:

            In an effort to summarize the current status of negotiations between LinkOpp Marketing, Inc. (LinkOpp) and the Pathways Group, Inc. (Pathways), we are submitting this letter of Intent (LOI). This LOI is consistent with recent discussions between our two companies. It is understood that although either party may disclose the existence and provisions of this LOI, all other information disclosed by the parties either in the course of negotiating this LOI or in any course of dealings subsequent to this LOI is subject to the existing Non-Disclosure Agreement between LinkOpp and Pathways.

            This letter is only a statement of intent to conduct negotiations toward a mutually acceptable agreement.

            A binding agreement between the parties concerning the subject of this LOI will arise only when all material terms have been stated in a written agreement approved by legal counsel of each party and signed by the CEO of Pathways and the President of LinkOpp.

            All documents concerning the proposed provisions of a binding agreement which are exchanged in the course of negotiations, even if signed by a CEO or President, shall be considered only a part of the negotiations and shall have no legal effect unless subsequently incorporated in the fully executed agreement. Each party agreass that it will not contend to the contrary.

            1. Designation of Negotiators. The parties agree that the persons named below shall represent them in the negotiations:

            For LinkOpp:

                  Name and Title:         Steve Cady
                                          President

                  Business Address:       LinkOpp International Inc.
                                          2615 Pacific Coast Hwy; Suite 300
                                          Hermosa Beach, CA 90254

                  Business Phone:         310 379 0099

                  Business Fax:           310 379 1466

            For Pathways:

                  Name and Title:         Carey F. Daly II

                                          President & CEO

                  Business Address:       The Pathways Group, Inc.
                                          1221 N Dutton Avenue
                                          Santa Rosa, CA 95401

                  Business Phone:         (707) 543-3010

                  Business Fax:           (707) 546-4041

            2. Conduct of Negotiations. All negotiations, including exchanges of drafts, proposals and other information, shall be conducted only through the negotiators named above.

            3. Points of Tentative Agreement and Further Negotiation.

            (a) Both parties are working towards an agreement under which Pathways will provide certain hardware and software system solutions for use with or to integrate with LinkOpp's system, which is an internet-based membership business network that provides services and discounts to its members.

            (b) The parties are presently in agreement an the following general business points and responsibilities which, although subject to further modification, will serve as a guideline for negotiation a definitive agreement:

                 (i) Pathways will develop certain software and hardware solutions for use by LinkOpp and its members. Pathways' system solution will integrate the use of smart cards, ATM Kiosks, and reader/writer terminals into a transaction and database system maintained by both Pathways and LinkOpp. Such a system will provide, as necessary, database management, reports, interfaces, security, card stock management, personalization and fulfillment of cards, deployment of terminals and kiosks, clearance and facilitation of bank settlement, and credit and debit card authorization and settlement. The system will include all software necessary to perform these functions and facilitate operation of an integrated system.

                (ii) The parties will agree on specifications and functionality before Pathways begins the development process.

               (iii) After development, Pathways will be the exclusive provider of smart cards, terminals and kiosks/recharge stations as well as credit and debit card processing. As an inducement for Pathways to begin development, LinkOpp will provide a purchase order for ________ smart cards and _________ terminals for delivery before January 31, 1999.

                (iv) It is understood that all information in the database as well as all business concepts related to LinkOpp and its membership business are to remain the property of LinkOpp. It is also understood that all software developed by Pathways, including but not limited to source code and toolkits, is to remain the property of Pathways.

            4. Target Data for Execution of a Binding Agreement. The target date for execution of a binding agreement between the parties is December 15, 1998. However, if a binding agreement has not been fully executed by that date, the parties nevertheless expect to continue working toward execution of a binding agreement as soon as possible thereafter.

            5. Termination of Negotiations. The parties also recognize that either party, at any time, and without stating any reason, may terminate the negotiations for which this Letter of Intent provides.


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            6. Applicable Law. This Letter of Intent shall be construed and interpreted pursuant to the laws of the state of California, including its choice of law rules.

            7. Entire Letter of Intent. This LOI supercedes all prior discussions and agreements, if any, between the parties concerning a possible business relationship. The provisions of this LOI shall not he amended or modified except by a written amendment to this LOI signed by the CEO of Pathways arid the President of LinkOpp.

            This LOI is expressed in two identical originals to be signed by both parties.

            I have signed both of the enclosed originals. If this LOI states our mutually acknowledged current intent respecting the procedures, purpose and scope of our negotiations, please indicate by signing below and returning one of the signed originals to Pathways' Corporate Offices in Woodinville, Washington.

THE PATHWAYS GROUP, INC.                LINKOPP MARKETING, INC.


By: /s/ Carey F. Daly II                  By: /s/ Steve Cady
   -----------------------                 ------------------------
   Carey F. Daly II                        Steve Cady
   President & CEO                         President

Date:                                   Date:
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